Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS SECOND QUARTER 2021

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, July 28, 2021 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported second quarter 2021 results: The Company’s revenues in the second quarter 2021 were $49.2 million, compared to $37.5 million in the second quarter 2020, an increase of $11.6 million, or 30.9%. For the first six months 2021, revenues were $90.8 million, compared to $76.0 million in the first six months 2020, an increase of $14.8 million, or 19.5%.

The Company’s revenues from its lime and limestone operations in the second quarter and first six months 2021 were $48.7 million and $90.1 million, respectively, compared to $37.4 million and $75.6 million, respectively, in the comparable 2020 periods. Lime and limestone revenues increased $11.4 million, or 30.5%, and $14.5 million, or 19.2%, in the second quarter and first six months 2021, respectively, compared to the second quarter and first six months 2020. In the second quarter 2020, the COVID-19 pandemic and related restrictions on business activities resulted in a general economic slowdown, which disproportionately impacted certain industries that purchase the Company’s products, including oil and gas services, environmental, and steel. Carthage Crushed Limestone (“Carthage”), which the Company acquired on July 1, 2020, contributed $2.5 million and $4.7 million to the Company’s lime and limestone revenues for the second quarter and first six months 2021, respectively. Carthage revenues were primarily from agriculture, roofing, and construction customers. In addition to the added Carthage revenues, the increases in lime and limestone revenues in the second quarter and first six months 2021, compared to the comparable 2020 periods, resulted primarily from increased sales to the Company’s construction, steel, roofing, and environmental customers. In the second quarter 2021, demand from the Company’s oil and gas services customers also increased compared to the second quarter 2020. Second quarter and first six months 2021 revenues were also favorably impacted by increases in the average selling prices for the Company’s lime and limestone products.

The Company’s gross profit was $16.8 million in the second quarter 2021, compared to $10.4 million in the second quarter 2020, an increase of $6.4 million, or 62.2%. Gross profit in the first six months 2021 was $28.6 million, an increase of $8.4 million, or 41.3%, from $20.2 million in the first six months 2020. Our lime and limestone gross profit was $16.7 million in the second quarter 2021, compared to $10.5 million in the second quarter 2020, an increase of $6.2 million or 58.8%. Our lime and limestone gross profit in the first six months 2021 was $28.5 million, compared to $20.5 million in the first six months 2020, an increase of $8.0 million, or 38.7%. The increase in gross profit in the 2021 periods, compared to the comparable 2020 periods, resulted primarily from the increased revenues discussed above and increased operating efficiencies.

Selling, general and administrative (“SG&A”) expenses were $3.0 million in the second quarter 2021, compared to $2.9 million in the second quarter 2020, an increase of $0.1 million, or 2.6%. SG&A expenses were $6.0 million in the first six months 2021, compared to $6.1 million in the first six months 2020, a decrease of $0.1 million, or 1.2%. Increased personnel expenses, including stock-based compensation, during the 2021 periods were offset by the higher legal expenses in the 2020 periods related to the acquisition of Carthage.

The Company reported net income of $11.1 million ($1.96 per share diluted) and $18.1 million ($3.20 per share diluted) in the second quarter and first six months 2021, respectively, compared to $6.1 million ($1.08 per share diluted) and $11.6 million ($2.07 per share diluted) in the second quarter and first six months 2020, respectively, increases of $5.0 million, or 81.8%, and $6.5 million, or 55.6%, respectively.

Federal, state, and local governmental restrictions in response to the pandemic have generally been lifted or curtailed in recent months, which has continued to reduce the impact of the pandemic on general business activities in the markets for the Company’s lime and limestone products. In the locations where the Company operates, normal business activities have largely resumed. With the resumption of normal business activities, the Company is experiencing lower availability of labor and certain supplies and services and rising costs. Additionally, new variants of

COVID-19 and the possibility of new wide-spread or localized outbreaks of the virus could have a material adverse effect on our financial condition, results of operations, cash flows and competitive position.

“We are pleased with our second quarter 2021 results and the improved demand for our lime and limestone products across the markets we serve,” said Timothy W. Byrne, President and Chief Executive Officer. Mr. Byrne added, “Looking ahead, we anticipate continued challenges in the availability of labor and supplies and services for a period of time, while the broader economy adjusts to its reopened status. We will continue to monitor the evolving COVID-19 situation and adjust our operations accordingly.”

Dividend

The Company announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. This dividend is payable on September 10, 2021 to shareholders of record at the close of business on August 20, 2021.

* * *

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), roof shingle manufacturers, agriculture (including poultry and cattle feed producers), and oil and gas services industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair, ART Quarry TRS LLC (DBA Carthage Crushed Limestone), and U.S. Lime Company – Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release, including, but not limited to, statements relating to the impact of the COVID-19 pandemic, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
INCOME STATEMENTS

Revenues	$49,162	$37,547	$90,836	$75,987
Cost of revenues	32,367	27,190	62,236	55,753
Gross profit	$16,795	$10,357	$28,600	$20,234

Selling, general and administrative expenses	$2,957	$2,881	$6,024	$6,100
Operating profit	$13,838	$7,476	$22,576	$14,134
Interest expense	62	62	124	124
Interest and other income, net	(91)	(104)	(125)	(351)
Income tax expense	2,774	1,417	4,453	2,716
Net income	$11,093	$6,101	$18,124	$11,645

Income per share of common stock:
Basic	$1.96	$1.08	$3.21	$2.07
Diluted	$1.96	$1.08	$3.20	$2.07
Weighted-average shares outstanding:
Basic	5,657	5,629	5,654	5,627
Diluted	5,669	5,637	5,667	5,636
Cash dividends per share of common stock	$0.160	$0.160	$0.320	$0.320

			June 30,	December 31,
			2021	2020
BALANCE SHEETS
Assets:
Current assets			$135,317	$123,996
Property, plant and equipment, net			159,536	152,461
Other non-current assets			2,259	2,641
Total assets			$297,112	$279,098
Liabilities and Stockholders’ Equity:
Current liabilities			$10,605	$11,588
Deferred tax liabilities, net			23,300	21,531
Other long-term liabilities			2,594	2,787
Stockholders’ equity			260,613	243,192
Total liabilities and stockholders’ equity			$297,112	$279,098

- end -